Exhibit 5.1

John Hancock Tower
200 Clarendon Street, 20th Floor
Boston, Massachusetts 02116
Tel: +1.617.948.6000 Fax: +1.617.948.6001
www.lw.com

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Milan

A123 Systems, Inc.

200 West Street

Waltham, Massachusetts 02451

Re:                               A123 Systems, Inc. Offering of Common Stock and Warrants

Ladies and Gentlemen:

We have acted as special counsel to A123 Systems, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of up to 12,500,000 units (the “Units”), with each Unit consisting of (i) one share of common stock of the Company, par value $0.001 per share (the “Common Stock”) (such shares of Common Stock constituting a part of the Units, collectively, the “Shares”) and (ii) one warrant to purchase one share of Common Stock (such warrant constituting a part of the Units, collectively, the “Warrants”), pursuant to (i) a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on March 28, 2011 (File No. 333-173122), including the information deemed to be a part thereof pursuant to Rule 430B under the Act (as so filed and as amended, the “Registration Statement”), (ii) a base prospectus, dated March 28, 2011 (the “Base Prospectus”), (iii) a prospectus supplement, dated January 19, 2012, filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”) and (iv) a subscription agreement, dated as of January 19, 2012, between the purchaser and the Company (the “Subscription Agreement”).  The Subscription Agreement also contains an option by the Company to require the Purchaser to purchase up to an aggregate of 12,500,000 shares of Common Stock (the “Additional Shares”) during certain periods after the date hereof.  Any issuance of Additional Shares would be pursuant to the Registration Statement, the Prospectus and the Subscription Agreement.  This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or Prospectus, other than as expressly stated herein with respect to the issue of the Units.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.  With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.  We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.                                       When the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchaser and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Subscription Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

2.                                       When the Additional Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchaser and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Subscription Agreement, the issue and sale of the Additional Shares will have been duly authorized by all necessary corporate action of the Company, and the Additional Shares will be validly issued, fully paid and nonassessable.

3.                                       When the Warrants have been duly executed, authenticated, issued and delivered against payment therefor in the circumstances contemplated by the Subscription Agreement, the issue and sale of the Warrants will have been duly authorized by all necessary corporate action of the Company, and the Warrants will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

4.                                       When the shares of Common Stock initially issuable upon exercise of the Warrants (the “Warrant Shares”) shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Warrant holders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants, the issue of the Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and the Warrant Shares will have been validly reserved by all necessary corporate action of the Company, and the Warrant Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act.  We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated January 20, 2012 and to the reference to our firm in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP